                                                                                                                                 Exhibit 10.2

September 30, 2009

Mr. Raj Mehra

7736 Lewinsville Road

McLean, VA 22102

Dear Raj:

It is my pleasure to offer you the position of Executive Vice President and Chief Financial Officer and Treasurer of Middleburg Financial Corporation(MFC) and Middleburg Bank, reporting to me.

Your compensation will be $7,916.67 semi-monthly or the equivalent of $190,000.00 per year, less payroll deductions and all required withholdings. You will be paid semi-monthly on the 15th and last day of the month. Our payroll cycle is such that we pay two weeks in arrears. You will be reviewed for your next salary increase in March, 2011

You will be eligible for a sign-on bonus with a total possible value of $55,000 (gross) that will be divided over two time periods. The first allotment is $40,000 that would be paid with your first regular paycheck. The second part of the sign-on bonus is an additional $15,000 to be paid to you on March 31, 2010. Should you leave the company voluntarily before having completed 24 months of service, you will be asked to repay the sign on bonuses in prorated fashion based on your actual months of service.

We will provide relocation services to cover the physical move of your personal and household goods as well as your car. You can arrange for these services and provide us with receipts or if you prefer, we will make the arrangements for you based on the availability of the relocation van lines and auto transport companies.

Included in the relocation package would be three round trips from the Boston area for you and one round trip for your spouse. Please provide the receipts for your tickets, taxi’s and incidentals so we can reimburse you.

You will be eligible for the following standard Bank benefits after meeting eligibility requirements: medical and dental insurance, 401k plan, Money Purchase Pension Plan, long term disability insurance, and six weeks of paid time off per year (prorated the first year of employment). Details about these benefits have been provided to you in a separate document by Mike Hamilton from Matthews Young. You can also access this information in our Employee Handbook and Summary Plan Descriptions, available upon your request for review.

September 30, 2009

The company also provides a Management Incentive Program (MIP) made up of corporate financial goals and individual goals. The target payout for the MIP is 20% of base salary with a maximum payout of 50%. You would be eligible for this plan beginning January 1, 2010.

The Compensation Committee of the Board of Directors would also like to award you 5,000 stock options granted at the price of our stock at close of business on your start date or $14 per share whichever is greater. The stock vests over a three year period. On your start date you will receive a letter of agreement that will outline all the details. You will participate in the Company’s equity ownership programs going forward as offered by the Compensation Committee of the Board of Directors generally on an annual basis but at the Board’s sole discretion.

Our practice is to provide a contract to an EVP level officer. Until we have the final language that is deemed appropriate for financial institutions that have received TARP money or we repay the money we received, we will delay enlisting our attorneys to prepare your contract until January, 2010.

We will also be contacting our actuary to evaluate the proposed Money Purchase Pension Plan (MPPP) to evaluate if a Supplemental Executive Retirement Program would be needed for you based on your personal data. We will keep you appraised as we move along this course of events.

As a Bank employee, you will be expected to abide by Bank rules and regulations and acknowledge in writing that you have read the Bank’s Employee Handbook. The typical working hours are 8:30 AM to 5:00 PM.

Each employee of Middleburg Bank serves as an employee-at-will and may be subject to employment termination at any time, with or without cause. Virginia’s Employment-At-Will status states that you may terminate your employment with Middleburg Bank at any time and for any reason whatsoever simply by notifying Middleburg Bank. Likewise, Middleburg Bank may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice.

This at-will employment relationship cannot be changed except in writing signed by the Chairman and Chief Executive Officer or me as President. The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written.

Pursuant to the Immigration Naturalization regulation, this offer is contingent upon verification of your identity and work authorization. The standard documents (U.S. passport or driver’s license and social security card) must be presented during your first week of employment.

September 30, 2009

Your start date is yet to be determined. Once established, you will report for your first day of work at 9:00 AM to Middleburg Bank’s Operations Center, Human Resources Department, located at 106 Catoctin Circle SE, Leesburg, VA 20175, to complete paperwork and receive your benefits information. Upon your arrival, please ask for Suzanne Withers, SVP Human Resources.

All new employees are scheduled to attend a week-long orientation program that familiarizes them with every area of our organization. You will be receiving more detailed information once the date of the class is established. The agenda will be sent to you in advance of the orientation program in which you will be scheduled.

Please sign and date this letter, to formalize your acceptance of employment at Middleburg Bank under the terms described above. Please keep one copy of the letter for your personal file.

We look forward to you joining our team!

Sincerely,

/s/Gary R. Shook

Gary R. Shook

President and Chief Executive Officer

Accepted: /s/Raj Mehra                              Date:          October 1, 2009